Lindblad Expeditions Holdings, Inc. Reports

2019 Fourth Quarter and Full Year Financial Results

Full year 2019 Highlights:

●	Tour revenues increased 11% to $343.1 million

●	Net income available to common stockholders increased 21% to $13.7 million

●	Adjusted EBITDA increased 21% to $66.6 million

●	Lindblad segment Net Yield increased 1% to $1,051 and Occupancy was 91%

●	Expanded capacity by 10% led by the launch of the National Geographic Venture

●	Completed exchange offer and redeemed all outstanding warrants

●	Signed contract to build a second new polar ice class vessel scheduled for delivery in the fourth quarter of 2021

NEW YORK, February 25, 2020 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the fourth quarter and year ended December 31, 2019.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad delivered another year of strong financial growth in 2019 as our sustained investment in expanding our capacity to further meet the growing demand for authentic expedition travel is attracting a diverse audience of new and returning guests.  We have increased our inventory by more than 20% since we began strategically investing in our new build program in 2015 and since that time, we have grown Net Yields by 8% while also maintaining occupancy levels above 90%. In 2020, with a continued strong booking environment and the expected April launch of the National Geographic Endurance, our first new state-of-the-art polar ice class vessel, we are poised to substantially build on the growth we delivered this past year.  Overall, Lindblad’s proven track record in delivering high quality and immersive experiences in the world’s most remarkable geographies, along with our strategic partnership with National Geographic, should enable us to continue to add inventory while maintaining strong price points and audience levels, driving additional shareholder value in the years ahead.”

 FULL YEAR RESULTS

Tour Revenues

Full year tour revenues of $343.1 million increased $33.4 million, or 11%, as compared to 2018. The increase was driven by growth of $26.1 million at the Lindblad segment and a $7.3 million increase at Natural Habitat.

Lindblad segment tour revenues of $272.4 million increased $26.1 million, or 11%, compared to 2018 primarily due to a 10% increase in Available Guest Nights, mostly from the launch of the National Geographic Venture in December 2018. The year on year growth also reflects a 1% increase in Net Yield to $1,051 due primarily to higher pricing and changes in itineraries, while Occupancy was in line with a year ago at 91%.

Natural Habitat revenues of $70.7 million increased $7.3 million, or 11%, compared to 2018 due primarily to higher ticket revenue from additional departures, increased travelers and itinerary changes that drove higher average pricing.

Net Income

Net income available to common stockholders for 2019 was $13.7 million, $0.28 per diluted share, as compared with net income available to common stockholders of $11.4 million, $0.24 per diluted share, in 2018. The $2.3 million increase primarily reflects the improved operating results, a $0.1 million foreign currency gain in the current year as compared with a $2.2 million foreign currency loss for the year ended 2018 and the absence of $1.0 million in costs related to refinancing the Company’s credit facility in 2018.  These increases were partially offset by a $5.0 million increase in depreciation and amortization due largely to the addition of the National Geographic Venture to the fleet in December 2018, a $2.7 million non-cash deemed dividend related to completing the warrant exchange, a $1.6 million increase in income tax expense and $1.5 million of increased interest expense primarily associated with building the two new blue water vessels.

Adjusted EBITDA

Full Year Adjusted EBITDA of $66.6 million increased $11.8 million, or 21%, as compared to 2018. The increase was driven by growth of $10.2 million at the Lindblad segment and $1.6 million at Natural Habitat.

Lindblad segment Adjusted EBITDA of $58.0 million increased $10.2 million, or 21%, as compared to 2018 as the increased tour revenues, lower drydock costs and a decline in value added tax expense were partially offset primarily by operating costs on the National Geographic Venture. 2019 also included higher marketing spend to drive long-term growth initiatives, increased commission expense related to booking growth and higher personnel costs.

Natural Habitat Adjusted EBITDA of $8.6 million increased $1.6 million, or 23%, as compared to 2018 as the revenue growth was partially offset by increased operating costs related to additional departures and higher marketing and personnel costs to drive long-term growth initiatives.

 FOURTH QUARTER RESULTS

Tour Revenues

Fourth quarter tour revenues of $75.8 million increased $5.2 million, or 7%, as compared to the same period in 2018. The increase was driven by growth of $3.0 million at the Lindblad segment and a $2.1 million increase at Natural Habitat.

Lindblad segment tour revenues of $54.9 million increased $3.0 million, or 6%, compared to the fourth quarter a year ago primarily driven by a 13% increase in Available Guest Nights, mostly from the launch of the National Geographic Venture in December 2018 and fewer planned drydock days in the fourth quarter of 2019 due to timing.  The increase in Available Guest Nights was partially offset by the impact of a 6% decline in Net Yield and a decrease in Occupancy to 88% primarily due to additional shoulder season itineraries across the U.S. fleet.

Natural Habitat revenues of $20.9 million increased $2.1 million, or 11%, compared to a year ago due primarily to higher ticket revenue from additional departures, increased travelers and itinerary changes that drove higher average pricing.

Net Income

Net loss available to common stockholders for the fourth quarter was $1.5 million, $0.03 per diluted share, as compared with a loss of $4.6 million, $0.10 per diluted share, in the fourth quarter of 2018. The $3.2 million improvement versus a year ago primarily reflects improved operating results and a $1.3 million foreign currency gain in the current quarter as compared with a $0.7 million foreign currency loss in the fourth quarter of 2018.  These increases were partially offset primarily by a $1.5 million increase in depreciation and amortization due largely to the addition of the National Geographic Venture to the fleet in December 2018.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $8.0 million increased $3.9 million, or 94%, as compared to the same period in 2018. The increase was driven by growth of $2.9 million at the Lindblad segment and $1.0 million at Natural Habitat.

Lindblad segment Adjusted EBITDA of $3.2 million increased $2.9 million compared to the fourth quarter a year ago as the increased tour revenues, lower drydock costs and a decline in value added tax expense were partially offset primarily by higher operating costs on the National Geographic Venture and increased marketing spend to drive long-term growth initiatives.

Natural Habitat Adjusted EBITDA of $4.8 million increased $1.0 million, or 26%, versus the fourth quarter a year ago as the revenue growth was partially offset by higher operating costs related to the additional departures and increased marketing and personnel costs to drive long-term growth initiatives.

	For the three months ended December 31,				For the years ended December 31,
(In thousands)	2019	2018	Change	%	2019	2018	Change	%
Tour revenues:
Lindblad	$54,861	$51,817	$3,044	6%	$272,410	$246,334	$26,076	11%
Natural Habitat	20,935	18,792	2,143	11%	70,681	63,400	7,281	11%
Total tour revenues	$75,796	$70,609	$5,187	7%	$343,091	$309,734	$33,357	11%
Operating Income:
Lindblad	$(5,313)	$(6,957)	$1,644	(24% )	$26,203	$19,798	$6,405	32%
Natural Habitat	4,365	3,436	929	27%	6,995	5,540	1,455	26%
Total operating income	$(948)	$(3,521)	$2,573	(73% )	$33,198	$25,338	$7,860	31%
Adjusted EBITDA:
Lindblad	$3,168	$276	$2,892	NM	$57,971	$47,815	10,156	21%
Natural Habitat	4,796	3,819	977	26%	8,648	7,031	1,617	23%
Total adjusted EBITDA	$7,964	$4,095	$3,869	94%	$66,619	$54,846	$11,773	21%

Liquidity

The Company’s cash, cash equivalents and restricted cash were $109.3 million as of December 31, 2019, as compared with $122.2 million as of December 31, 2018. The decrease primarily reflects purchases of property and equipment of $96.0 million, mostly related to the construction of two new vessels, partially offset by $62.6 million in net cash provided by operating activities due to the strong operating performance.  The current year also includes $24.6 million in net cash provided by financing activities, primarily due to $30.5 million in borrowings under our second export credit agreement in conjunction with our second installment payment on the National Geographic Resolution.

The Company entered into a second export credit agreement in April 2019 to make available, at the Company’s option, a loan in an aggregate principal amount not to exceed $122.8 million for the purpose of providing financing for up to 80% of the purchase price of the Company’s new expedition ice-class cruise vessel. At the Company’s election, the loan will bear interest either at a fixed interest rate effectively equal to 6.36% or a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.

Free cash flow use was $33.4 million for the full year 2019, a decline of $35.4 million from 2018 primarily due to higher capital expenditures for the construction of new vessels. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in December 2018 with the launch of the National Geographic Venture, which sailed in Baja during the winter season before heading to Alaska for the summer months.

The Company is currently building two new state-of-the-art polar ice class vessels to further capitalize on the growth in high quality adventure travel and broaden the immersive and authentic itineraries we offer to our guests. The National Geographic Endurance is scheduled for delivery in the first quarter of 2020 and, in February 2019, we signed a contract for her sister ship, the National Geographic Resolution, scheduled for delivery in the fourth quarter of 2021. These two vessels will join the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Lindblad National Geographic fleet. They will be capable of exploring deep into the Antarctic and Arctic waters and will be built with the Ulstein X-BOW® design, allowing for greater comfort and speed through rough waters.

STOCK AND WARRANT TRANSACTIONS

On August 1, 2019 the Company completed an Exchange Offer and Consent Solicitation relating to its outstanding warrants in order to simplify its corporate structure and reduce the potential dilutive impact of the warrants. Each holder of the warrants was offered 0.385 shares of common stock in exchange for each warrant and consent to amend the warrant agreement to permit the Company to require that each outstanding warrant that was not tendered in the Exchange Offer be converted into 0.36575 shares of common stock.  The Company issued 3,824,959 shares of common stock under the Exchange Offer with the remaining warrants converted into 45,981 shares of common stock.  Following the Exchange Offer and Consent Solicitation, no warrants remain outstanding. As the fair value of the warrants exchanged in the Warrant Exchange offer was less than the fair value of the common stock issued, the Company recorded a non-cash deemed dividend of approximately $2.7 million for the incremental fair value provided to the warrant holders.

The Company currently has a $35 million stock repurchase plan in place.  As of February 18, 2020, the Company had repurchased 6.0 million warrants and 866,701 shares under the plan for a total of $22.9 million and had $12.1 million remaining under the plan. As of February 18, 2020, there were 49.7 million shares of common stock outstanding.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2020 are as follows:

●	Tour revenues of $400 - $410 million (17 - 20% growth)

●	Adjusted EBITDA of $82 - $86 million (23 - 29% growth)

As of February 18, 2020, Lindblad segment bookings for travel during 2020 have increased 26% as compared with bookings for 2019 as of the same date a year ago. Additionally, the Lindblad segment had 86% of full year 2020 projected guest ticket revenues on the books versus 87% of full year 2019 guest ticket revenue at the same time last year. Given the destinations we visit and the geographies where we source our guests, the Company currently anticipates limited direct impact from the COVID-19 Coronavirus. However, at this time it is too early to estimate the potential indirect impact resulting from any decreased demand for travel related to the outbreak. The Company’s financial performance could be materially impacted by this indirect impact if booking patterns change significantly moving forward.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on February 25, 2020 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

 About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) our ability to maintain our relationship with National Geographic (v) the Company’s business strategy and plans; (vi) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vii) compliance with laws and regulations, including environmental regulations; (viii) compliance with the financial and/or operating covenants in the Company’s credit agreements; (ix) adverse publicity regarding the cruise industry in general; (x) loss of business due to competition; (xi) the result of future financing efforts; (xii) the inability to meet revenue and Adjusted EBITDA projections; (xiii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels or financial difficulties of the shipyard constructing such vessels ; and (xiv) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$101,579	$113,396
Restricted cash	7,679	8,755
Marine operating supplies	6,299	5,165
Inventories	2,027	1,604
Prepaid expenses and other current assets	29,055	21,263
Total current assets	146,639	150,183

Property and equipment, net	357,790	285,979
Goodwill	22,105	22,105
Intangibles, net	6,396	7,975
Deferred tax asset	218	-
Right-to-use lease assets	6,105	-
Other long-term assets	9,405	7,167
Total assets	$548,658	$473,409

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$138,825	$123,489
Accounts payable and accrued expenses	38,231	33,944
Lease liabilities - current	1,335	-
Long-term debt - current	4,525	2,000
Total current liabilities	182,916	159,433

Long-term debt, less current portion	213,543	188,089
Deferred tax liabilities	4,491	2,787
Lease liabilities	5,029	-
Other long-term liabilities	3,317	554
Total liabilities	409,296	350,863

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	16,112	6,502

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 49,717,522 and 45,814,925 issued, 49,626,498 and 45,442,728 outstanding as of December 31, 2019 and December 31, 2018, respectively	5	5
Additional paid-in capital	46,271	41,539
Retained earnings	81,655	75,171
Accumulated other comprehensive loss	(4,681)	(671)
Total stockholders' equity	123,250	116,044
Total liabilities, stockholders' equity and redeemable noncontrolling interest	$548,658	$473,409

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the three months ended December 31,		For the years ended December 31,
	2019	2018	2019	2018

Tour revenues	$75,796	$70,609	$343,091	$309,734

Operating expenses:
Cost of tours	41,777	39,098	166,608	153,743
General and administrative	15,128	17,251	62,744	62,898
Selling and marketing	12,672	12,076	54,772	46,987
Depreciation and amortization	7,167	5,706	25,769	20,768
Total operating expenses	76,744	74,131	309,893	284,396

Operating income	(948)	(3,522)	33,198	25,338

Other (expense) income:
Interest expense, net	(2,897)	(2,817)	(12,288)	(10,830)
Gain (loss) on foreign currency	1,275	(745)	94	(2,175)
Other income (expense)	14	(45)	(66)	(165)
Total other expense	(1,608)	(3,607)	(12,260)	(13,170)

Income before income taxes	(2,556)	(7,129)	20,938	12,168
Income tax (benefit) expense	(2,648)	(2,577)	2,190	616

Net income	92	(4,552)	18,748	11,552
Net income attributable to noncontrolling interest	1,561	92	2,395	200
Net (loss) income attributable to Lindblad Expeditions Holdings, Inc.	(1,469)	(4,644)	16,353	11,352
Non-cash deemed dividend to warrant holders	-	-	2,654	-

Net (loss) income available to common stockholders	$(1,469)	$(4,644)	$13,699	$11,352

Weighted average shares outstanding
Basic	49,625,106	45,442,728	47,440,788	45,378,188
Diluted	49,625,106	47,231,152	49,426,563	46,340,054

Net (loss) income per share available to common stockholders
Basic	$(0.03)	$(0.10)	$0.29	$0.25
Diluted	$(0.03)	$(0.10)	$0.28	$0.24

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the years ended December 31,
	2019	2018
Cash Flows From Operating Activities
Net income	$18,748	$11,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,769	20,768
Amortization of National Geographic fee	2,907	2,907
Amortization of deferred financing costs and other, net	1,875	1,909
Amortization of right-to-use lease assets	95	-
Stock-based compensation	3,573	4,405
Deferred income taxes	1,486	343
(Gain) loss on foreign currency	(94)	2,175
Write-off of unamortized issuance costs related to debt refinancing	-	359
Loss on write-off of assets	-	129
Changes in operating assets and liabilities
Marine operating supplies and inventories	(1,557)	70
Prepaid expenses and other current assets	(8,250)	(716)
Lease liabilities	164	-
Unearned passenger revenues	15,336	11,134
Other long-term assets	(5,071)	(698)
Other long-term liabilities	2,764	(129)
Accounts payable and accrued expenses	4,838	2,149
Net cash provided by operating activities	62,583	56,357

Cash Flows From Investing Activities
Purchases of property and equipment	(96,002)	(54,345)
Loan issuance	(4,083)	-
Net cash used in investing activities	(100,085)	(54,345)

Cash Flows From Financing Activities
Proceeds from long-term debt	30,476	200,000
Repayments of long-term debt	(2,000)	(171,625)
Payment of deferred financing costs	(2,372)	(6,490)
Repurchase under stock-based compensation plans and related tax impacts	(1,786)	(4,510)
Warrants exercised	314	-
Repurchase of warrants and common stock	(23)	(854)
Net cash provided by financing activities	24,609	16,521
Effect of exchange rate changes on cash	-	118
Net (decrease) increase in cash, cash equivalents and restricted cash	(12,893)	18,651
Cash, cash equivalents and restricted cash at beginning of period	122,151	103,500

Cash, cash equivalents and restricted cash at end of period	$109,258	$122,151

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$14,330	$13,391
Income taxes	$1,171	$522
Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$225	$1,682
Additional paid-in capital exchange proceeds used for option shares	$(225)	$(1,682)
Non-cash deemed dividend to warrant holders	$2,654	$-

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended December 31,		For the years ended December 31,
	2019	2018	2019	2018
Net income (loss)	$92	$(4,552)	$18,748	$11,552
Interest expense, net	2,897	2,817	12,288	10,830
Income tax (benefit) expense	(2,648)	(2,577)	2,190	616
Depreciation and amortization	7,167	5,706	25,769	20,768
(Gain) loss on foreign currency	(1,275)	745	(94)	2,175
Other (income) expense	(14)	45	66	165
Stock-based compensation	902	1,149	3,573	4,405
National Geographic fee amortization	727	727	2,907	2,907
Warrant exchange and debt refinancing costs	-	-	970	997
Reorganization costs	4	35	90	360
Other (a)	112	-	112	71
Adjusted EBITDA	$7,964	$4,095	$66,619	$54,846

Reconciliation of Operating Income to Adjusted EBITDA Lindblad Segment
	For the three months ended December 31,		For the years ended December 31,
	2019	2018	2019	2018
Operating (loss) income	$(5,313)	$(6,957)	$26,203	$19,798
Depreciation and amortization	6,736	5,322	24,116	19,277
Stock-based compensation	902	1,149	3,573	4,405
National Geographic fee amortization	727	727	2,907	2,907
Warrant exchange and debt refinancing costs	-	-	970	997
Reorganization costs	4	35	90	360
Other (a)	112	-	112	71
Adjusted EBITDA	$3,168	$276	$57,971	$47,815

(a)	Consists of expenses related to emergency search and rescue assistance and other non-recurring charges

Natural Habitat Segment
	For the three months ended December 31,		For the years ended December 31,
	2019	2018	2019	2018
Operating income	$4,365	$3,436	$6,995	$5,540
Depreciation and amortization	431	383	1,653	1491
Adjusted EBITDA	$4,796	$3,819	$8,648	$7,031

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the years ended December 31,
	2019	2018
Net cash provided by operating activities	$62,583	$56,357
Less: purchases of property and equipment	(96,002)	(54,345)
Free Cash Flow	$(33,419)	$2,012

	For the three months ended December 31,		For the years ended December 31,
	2019	2018	2019	2018
Available Guest Nights	45,478	40,274	221,516	200,849
Guest Nights Sold	40,089	36,584	201,600	182,298
Occupancy	88%	91%	91%	91%
Maximum Guests	5,968	5,061	27,831	25,449
Number of Guests	5,231	4,549	25,326	23,102
Voyages	73	61	351	330

Calculation of Gross Yield and Net Yield Lindblad Segment	For the three months ended December 31,		For the years ended December 31,
	2019	2018	2019	2018
Guest ticket revenues	$48,362	$46,141	$244,207	$220,841
Other tour revenue	6,499	5,676	28,203	25,493
Tour Revenues	54,861	51,817	272,410	246,334
Less: Commissions	(4,295)	(4,544)	(20,770)	(19,521)
Less: Other tour expenses	(4,658)	(4,153)	(18,813)	(17,106)
Net Revenue	$45,908	$43,120	$232,827	$209,707
Available Guest Nights	45,478	40,274	221,516	200,849
Gross Yield	$1,206	$1,287	$1,230	$1,226
Net Yield	1,009	1,071	1,051	1,044

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended December 31,		For the years ended December 31,
(In thousands)	2019	2018	2019	2018
Cost of tours	$30,873	$29,004	$125,343	$114,841
Plus: Selling and marketing	11,188	10,626	48,955	42,325
Plus: General and administrative	11,377	13,822	47,793	50,093
Gross Cruise Cost	53,438	53,452	222,091	207,259
Less: Commissions	(4,295)	(4,544)	(20,770)	(19,521)
Less: Other tour expenses	(4,658)	(4,153)	(18,813)	(17,106)
Net Cruise Cost	44,485	44,755	182,508	170,632
Less: Fuel Expense	(2,829)	(2,352)	(10,227)	(9,228)
Net Cruise Cost Excluding Fuel	41,656	42,403	172,281	161,404
Non-GAAP Adjustments:		-
Stock-based compensation	(902)	(1,149)	(3,573)	(4,405)
National Geographic fee amortization	(727)	(727)	(2,907)	(2,907)
Warrant exchange and debt refinancing costs	-	-	(970)	(997)
Reorganization costs	(4)	(35)	(90)	(360)
Other (a)	(112)	-	(112)	(71)
Adjusted Net Cruise Cost Excluding Fuel	$39,911	$40,492	$164,629	$152,664
Adjusted Net Cruise Cost	$42,740	$42,844	$174,856	$161,892
Available Guest Nights	45,478	40,274	221,516	200,849
Gross Cruise Cost per Available Guest Night	$1,175	$1,327	$1,003	$1,032
Net Cruise Cost per Available Guest Night	978	1,111	824	850
Net Cruise Cost Excluding Fuel per Available Guest Night	916	1,053	778	804
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	878	1,005	743	760
Adjusted Net Cruise Cost per Available Guest Night	940	1,064	789	806

(a)	Consists of expenses related to emergency search and rescue assistance and other non-recurring charges

Reconciliation of 2020 Adjusted EBITDA guidance:

(In millions)	Full Year 2020
Income before income taxes	$28	to	$32
Depreciation and amortization	33	to	32
Interest expense, net	16	to	16
Stock-based compensation	4	to	4
National Geographic fee amortization	1	to	1
Other	-	to	1
Adjusted EBITDA	$82	to	$86

           A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, debt refinancing costs and certain other items. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, and certain other items.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus, selling and marketing expenses, and general and administrative expenses.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.